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                                   EXHIBIT 4.5

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No.     06-01-1                                                 US $1,620,000.00
        ----------------
                               AMBIENT CORPORATION

                    SECURED PROMISSORY NOTE DUE JUNE 24, 2006

        THIS NOTE is one of a duly authorized issue of up to $1,620,000 of AMBIENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), designated as its Secured Promissory Note Series 06-01.

        FOR VALUE RECEIVED, the Company promises to pay to DOUBLE U MASTER FUND L.P., the registered holder hereof (the "Holder"), the principal sum of One Million Six Hundred Twenty Thousand and 00/100 Dollars (US $1,620,000.00) on the Maturity Date (as defined below).

        TIME IS OF THE ESSENCE WITH RESPECT TO THE COMPANY'S FULFILLMENT OF ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER. The Holder shall not be required to give the Company any notice of default of payment if any such payment is not timely paid or otherwise satisfied. All provisions of this Note which apply in the event of the Company's not timely fulfilling any of its payment obligations hereunder shall apply whether or not such notice of default is given. The Holder's giving of any notice to the Company shall not be deemed a waiver, modification or amendment of this provision with respect to the failure referred to in that notice or to any other failure by the Company timely to make any other payment due hereunder.

        This Note or its predecessor was originally issued on January __, 2006 (the "Issue Date").

        This Note is being issued pursuant to the terms of the Bridge Loan Agreement, dated as of January 18, 2006 (the "Bridge Loan Agreement"), to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Bridge Loan Agreement.

        This Note is subject to the following additional provisions:

        1. The Note will initially be issued in denominations determined by the Company, but are exchangeable for an equal aggregate principal amount of Note of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

        2. No interest will accrue on this Note until the Maturity Date. If any portion of this Note is outstanding on the Maturity Date, interest at the rate of fourteen percent (14%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Note from the Maturity Date to and including the date of payment by the Company. Such interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Note, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.

        3. The Company shall be entitled to withhold from all payments of principal of, and, if applicable, interest on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

        4. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"),

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and other
applicable state and foreign securities laws and the terms of the Bridge Loan Agreement. In the event of any proposed transfer of this Note, the Company may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Act and other applicable state and foreign securities laws and the terms of the Bridge Loan Agreement. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

        5       (a)     The term "Maturity Date" means the earliest of (i) June
___, 2006 (the "Stated Maturity Date"), (ii) the New Transaction Threshold Date (as defined below), or (iii) the Default Maturity Date (as defined below).

                (b) The term "New Transaction Threshold Date" means the date on which the Company consummates the first New Transaction in which the Company receives, on a cumulative basis after taking into account the gross proceeds from all prior New Transactions, if any, after the Issue Date, gross proceeds of at least Two Million Dollars ($2,000,000). All such gross proceeds are determined before deduction of any fees or other expenses or disbursements of any kind in connection with the relevant New Transaction.

        6.      (a)     Any payment made on account of this Note shall be
applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest, if any, through and including the date of payment, and (iii) then, to principal of this Note.

                (b) Subject to the provisions of Section 6(a) hereof, the outstanding principal of this Note may be prepaid in whole or in part at the option of the Company at any time prior to the Maturity Date.

        7. All payments contemplated hereby are to be made "in cash" and shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). For purposes of this Note, the phrase "date of payment" means the date good funds are received in the account designated by the notice which is then currently effective.

        8.      (a)     Subject to the terms of the Bridge Loan Agreement, no
provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and, if applicable, interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is a direct obligation of the Company.

                (b) Payment of this Note is secured pursuant to the terms of the Security Interest Agreement, dated as of January 18, 2006 (the "Security Interest Agreement"), executed by the Company, as debtor, in favor of the Lender, as secured party. The terms of the Security Interest Agreement are incorporated herein by reference.

        9. No recourse shall be had for the payment of the principal of, or, if applicable, the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        10.     The Holder of the Note, by acceptance hereof, agrees that this
Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

        11. Any notice required or permitted hereunder shall be given in manner provided in the Section headed "NOTICES" in the Bridge Loan Agreement, the terms of which are incorporated herein by reference.

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        12.     (a)     This Note shall be governed by and interpreted in
accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of Wilmington or the state courts of the State of Delaware sitting in the City of Wilmington in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Note.

                (b) JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

        13.     (a)     The following shall constitute an "Event of Default":

                                i. The Company shall default in the timely payment of principal on this Note or any other amount due hereunder (without the requirement of any further notice with respect thereto from the Holder); or

                                ii. Any of the representations or warranties made by the Company herein, in the Bridge Loan Agreement or any of the other Transaction Agreements shall be false or misleading in any material respect at the time made; or

                                iii.    The Company shall fail to perform or
                        observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Note in this series and such failure shall continue uncured for a period of thirty (30) days after the Company's receipt of written notice thereof from the Holder; or

                                iv.     The Company shall fail to perform or
                        observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under any of the Transaction Agreements and such failure shall continue uncured for a period of thirty
                        (30) days after the Company's receipt of written notice thereof from the Holder; or

                                v. The Company shall (1) admit in writing its inability to pay its debts generally as they mature;
                        (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                                vi. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                                vii. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or viii. Any money judgment, writ or warrant of attachment, or similar process in excess of Seven Hundred Fifty Thousand ($750,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                                ix. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors

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                        shall be instituted by or against the Company and, if
                        instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

                (b) If an Event of Default shall have occurred and is continuing, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly; the "Default Maturity Date"), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law, including, but not necessarily limited to, the equitable remedy of specific performance and injunctive relief.

        14. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then IPSO FACTO the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section shall control every other provision of this Note.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  January , 2006

                               AMBIENT CORPORATION

        By:/s/ John J. Joyce

        John J. Joyce
        (Print Name)

        President and Chief Executive Officer
        (Title)